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                                                                   Exhibit 10.13

                   WHITE MOUNTAINS RE GROUP LTD./FOLKSAMERICA
                                 2004 BONUS PLAN

The White Mountains Re Group Ltd./Folksamerica ("Companies") 2004 Bonus Plan is intended to provide performance incentives for officers and other key employees. Participation in the Plan is discretionary based on annual recommendations by senior management.

The Plan earns a pool for payout when the Company meets pre-established goals established for a given year. Participants target awards range from 10%-75% of base salary ("Target") based on level of employment. Corporate goals for the performance year 2004 are as follows:

THE 2004 CORPORATE PERFORMANCE TARGETS

The Annual Bonus generally follows the formula for the Companies Long Term Incentive Plan. The returns required to achieve a bonus payout are based on Underwriting Return On Capital ("UROC") deployed, as determined at the beginning of the year.

                                   After-Tax UROC
                                   --------------
             Annual  Goal
             for Target
             Payout                     13%
             Min                         6%
             Max                        20%

Subject to individual achievements and officer level, participants earn a bonus payout based on the following: At 6% return on UROC, the payout is zero. At 20% return on UROC, the payout is two times the individual Target. Payouts between the minimum and the maximum returns stated above are pro-rated accordingly.

Participation in the Plan and any right to receive a payout ceases when a participant ceases to be employed by the Companies.